Exhibit 99.1

DIGI POWER X INC.

Nasdaq: DGXX | Cboe Canada: DGX

A Vertically Integrated AI Infrastructure Company

Digi Power X Secures NVIDIA Vera Rubin Systems, Advancing its AI Infrastructure and Strengthening the NeoCloudz Platform

MIAMI, FL – June 3, 2026 – Digi Power X Inc. (Nasdaq: DGXX / Cboe Canada: DGX) (the “Company” and “Digi Power X”), an AI data center infrastructure operator, today announced a $35 million commitment to purchase NVIDIA’s next-generation Vera Rubin platform to expand its NeoCloudz GPU-as-a-Service business, and provided an update on operations and its financial position.

NVIDIA Vera Rubin Purchase

The Company has committed $35 million to acquire NVIDIA Vera Rubin systems – NVIDIA’s rack-scale successor to Blackwell, pairing Rubin GPUs (288GB HBM4) with the 88-core Vera CPU over NVLink 6. Initial deployment is targeted for Q1 2027, subject to NVIDIA’s production and delivery schedule. The Company intends to fund the purchase from cash on hand and to offer the capacity through NeoCloudz.

Operations Update

●	Flagship buildout on track. Development of the Company’s purpose-built AI data center campus continues on schedule, with Phase 1 (15 MW of IT load) targeting a ready-for-service date of December 15, 2026 and full 40 MW deployment targeted by the end of the first fiscal quarter of 2027. The dedicated on-site substation serving Phase 1 is complete, grid interconnection has been finalized, and a power delivery agreement with the local utility is in place.

●	All long-lead equipment secured. The Company has secured commitments for all major long-lead equipment required for the Phase 1 buildout, including critical electrical and switchgear infrastructure. Securing this equipment removes a key schedule risk and supports the Company’s targeted ready-for-service timeline.

●	NeoCloudz live and generating AI revenues. The Company’s NeoCloudz GPU-as-a-Service platform has been successfully processing AI workloads on its deployed fleet of NVIDIA B200 and B300 GPUs continuously since May 15, 2026, and recognized its first AI related revenues in May 2026.

●	Project financing moving forward. Consistent with its previously stated objective of funding expansion through non-dilutive debt where possible, the Company is arranging project-level financing to support its data center buildout. The Company expects to provide further details upon execution of definitive documentation.

●	Strong, self-funded financial position. In addition to the expected project financing, the Company continues to fund its expansion from its own resources, maintaining a strong cash position with capital deployed into the Alabama site year-to-date. See the comments from the Company’s Chief Financial Officer below.

“We are funding this expansion from a position of real strength,” said Paul Ciullo, Chief Financial Officer of Digi Power X. “As of June 3, 2026, the Company had approximately $150 million in cash and cash equivalents, with roughly $65 million of capital already deployed into our Alabama site year-to-date, entirely from our own resources. We continue to focus on advancing our growth plan without compromising our balance sheet as we finalize project-level financing for the next phase.”

“To support our growth, we are investing in the people who will scale this platform,” said Alec Amar, President of Digi Power X. “Alongside our Chief Technology Officer, Jagan Jeyapaul, we are building out our engineering and operations team at our new Silicon Valley office, placing us at the center of the AI ecosystem and closer to the customers, partners, and talent driving the next phase of our growth.”

Datacloud Global Congress 2026

The Company is also pleased to announce that CEO Michel Amar and President Alec Amar are attending the Datacloud Congress 2026 Conference this week in Cannes, France, a premier digital infrastructure event bringing together representatives from major hyperscalers, data center operators, cloud providers, investors, and energy companies.

About Digi Power X

Digi Power X is an AI infrastructure company, operating a vertically integrated portfolio of power assets and data center capacity across Alabama, New York, and North Carolina. The Company's NeoCloudz platform delivers GPU-as-a-Service on dedicated, bare metal NVIDIA infrastructure. For more information, visit www.digipowerx.com.

Investor Relations

For further information, please contact:

Michel Amar, Chief Executive Officer

Digi Power X Inc.

www.digipowerx.com

Investor Relations: T: 888-474-9222 | Email: IR@digihostpower.com

Cautionary Statement

Trading in the securities of the Company should be considered highly speculative. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. Cboe Canada does not accept responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

Except for the statements of historical fact, this news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) that are based on expectations, estimates and projections as at the date of this news release and are covered by safe harbors under Canadian and United States securities laws. Forward-looking information in this news release includes statements regarding the Agreement, including expected TCV from the Agreement during its term, and goals, expectations and targets for the business of Digi Power X. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "targets," “goals,’ "projects," "contemplates," "believes," "estimates," "forecasts," "predicts," "potential" or "continue" or the negative of these terms or other similar expressions. The forward-looking information is subject to a variety of known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: risks relating to construction and equipment delivery; delivery of deployment of equipment may not occur on the timelines anticipated by the Company, or at all; financing availability and terms; counterparty performance; permitting and interconnection, regulatory matters, and general economic and market conditions; Phase 2 deployment of the Company’s purpose-built AI data center campus is conditioned on the Company securing adequate financing, and there can be no assurance that financing will be completed on the terms contemplated or at all; that any additional commercial agreements under discussion will be entered into, or that the West Virginia or upstate New York opportunities will be realized; global demand for AI computing infrastructure; further improvements to profitability and efficiency may not be realized; and other related risks, some of which are more fully set out in the Company’s annual report on Form 10-K for the year ended December 31, 2025 and other documents disclosed in the Company’s filings at www.sedarplus.ca and in the Company’s annual, quarterly and current reports filed with the SEC on its website, www.SEC.gov/EDGAR. The forward-looking information in this news release reflects the current expectations, assumptions and/or beliefs of the Company based on information currently available to the Company. Although the Company believes that the assumptions inherent in the forward-looking information are reasonable, forward-looking information is not a guarantee of future performance and accordingly undue reliance should not be put on such information due to the inherent uncertainties therein. The Company undertakes no obligation to revise or update any forward-looking information other than as required by applicable law.